Exhibit 10.40

APPENDIX A
2019 Bonus Amounts

1.Definitions. Any term used in this Appendix A that is not otherwise defined in this Appendix A but is defined in the Agreement shall have the meaning set forth in the Agreement.

“Additional Incentive Bonus” means the payment referred to in Section 4.
“Annual Bonus” means the payment referred to in Section 2(b)(iv).
“Company” means Parent and its subsidiaries (including the Employer).
“Good Leaver” means Employee if his employment with Employer is terminated (i) by Employer for a reason other than good cause, (ii) [by Employee pursuant to Section 8(d)(i)(1), (2), or (3) of the Agreement // Section (3)(a), (b), or (c) of that certain Change in Control Agreement entered into between Employer and Employee, dated [ ]] or (iii) due to Employee’s death or permanent disability (as defined in the Agreement).
“Measurement Period” means each calendar quarter during the period commencing on January 1, 2019 through December 31, 2019 and the annual period for the year ending on December 31, 2019.
“Performance Goals” means the Performance Metrics established by the Compensation Committee of the Board of Directors that will consist of (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals and (iii) Cumulative Maximum Annual Performance Goals. For purposes of payments described in Section 2(b), “Performance Goals” will consist of (i) Cumulative Threshold Performance Goals through the end of the applicable quarterly Measurement Period; (ii) Cumulative Target Performance Goals through the end of the applicable quarterly Measurement Period; and (iii) Cumulative Maximum Annual Performance Goals through the end of the annual Measurement Period.
“Performance Metric” means the specific performance criteria used in determining Performance Goals for the Measurement Periods specified in Section 3 of this Appendix A; provided that each Performance Metric shall be adjusted on a pro forma basis (i) to take into account any acquisitions or dispositions consummated during the applicable Measurement Period and (ii) to take into account material changes in the Company’s business plan that have been approved by the Board of Directors.
“Quarterly Bonus” shall mean any bonus payment payable to Employee under Sections 2(a) and 2(b) of this Appendix A for the applicable Measurement Period.
“Revenue” means the total amount of the Company’s consolidated vessel and non-vessel gross revenue calculated in accordance with GAAP.
“Safety” means the Company’s total recordable incident rate (“TRIR”) calculated in accordance with the Company’s prevailing methodology for such safety benchmark metric.
“Target Bonus” means Employee’s target incentive for each quarterly Measurement Period, which is equal to one-fourth (1/4) of the Employee’s current base salary as expressed in Appendix B and “Target Bonuses” means the Employee’s target incentive for (i) the aggregate number of applicable Measurement Periods or (ii) for the annual Measurement Period.
2.Terms of 2019 Quarterly Bonuses and Annual Bonus.
a.Single Quarter Measurement. Subject to the provisions of this Appendix A, Employee shall earn a Quarterly Bonus as of the end of each quarterly Measurement Period, depending upon the extent to which the Performance Goals have been achieved for such Measurement Period, standing alone, as set forth in Section 3, below.

b.Cumulative Measurement. In addition to being measured on a quarterly basis, standing alone, each Performance Metric shall be measured cumulatively on a year-to-date basis for each of the second, third and fourth quarterly Measurement Periods and for the entire year through the end of the annual Measurement Period (each a “Cumulative Performance Measurement”), as set forth below:

(i)
Second Quarter. To the extent the Company’s Cumulative Performance Measurement for the year-to-date period ending on the last day of the second quarterly Measurement Period, June 30, 2019, equals or exceeds the Cumulative Target Performance Goals for such year-to-date period, an additional Quarterly Bonus will be paid in an amount by which the cumulative aggregate amount payable for such year-to-date period exceeds the aggregate Quarterly Bonus amounts previously paid during such year-to-date period plus the amount payable to Employee under Section 2(a), above, for the second quarterly Measurement Period.

(ii)
Third Quarter. To the extent the Company’s Cumulative Performance Measurement for the year-to-date period ending on the last day of the third quarterly Measurement Period, September 30, 2019, equals or exceeds the Cumulative Target Performance Goals for such year-to-date period, an additional Quarterly Bonus will be paid in an amount by which the cumulative aggregate amount payable for such year-to-date period exceeds the aggregate Quarterly Bonus amounts previously paid during such year-to-date period plus the amount payable to Employee under Section 2(a), above, for the third quarterly Measurement Period.

(iii)
Fourth Quarter. To the extent the Company’s Cumulative Performance Measurement for the year-to-date period ending on the last day of the fourth quarterly Measurement Period, December 31, 2019, equals or exceeds the Cumulative Target Performance Goals for such year-to-date period, an additional Quarterly Bonus will be paid in an amount by which the cumulative aggregate amount payable for such year-to-date period exceeds the aggregate Quarterly Bonus amounts previously paid during such year-to-date period plus the amount payable to Employee under Section 2(a), above, for the fourth quarterly Measurement Period.

(iv)
Annual. To the extent the Company’s Cumulative Performance Measurement for the annual Measurement Period ending December 31, 2019 equals or exceeds the Cumulative Maximum Annual Performance Goals for the full year, an Annual Bonus will be paid in an amount by which the cumulative aggregate amount payable for such annual Measurement Period exceeds the aggregate Quarterly Bonus amounts previously paid under Sections 2(a) and 2(b) during the year and the amounts payable to Employee under Sections 2(a) and 2(b)(iii), above, for the fourth quarterly Measurement Period.

In no event shall the payments for the quarterly Measurement Periods exceed the Target vesting level. Only the calculation under this Section 2(b)(iv) for the full year ending the last day of the annual Measurement Period may take into account the Cumulative Maximum Annual Performance Goals for purposes of achieving the maximum vesting level of payment. The foregoing calculations shall in no event result in any obligation for Employee to repay any Quarterly Bonus previously received by Employee.
c.Performance Goals. Appendix B sets forth the relevant Performance Goals for each Measurement Period and Section 3 sets forth the percentage of Employee’s Quarterly Bonus and Annual Bonus amounts payable upon the achievement of the applicable Performance Goals. The amount of Employee’s Quarterly Bonus and Annual Bonus for Employee shall be based on the (i) Employee’s Target Bonus and (ii) the level of achievement of the applicable Performance Metrics for a particular Measurement Period. Except as otherwise provided in Section 2(b) or as otherwise may be provided by the Compensation Committee of the Board of Directors, in its sole discretion, no Quarterly Bonus shall be payable for a Performance Metric unless the Quarterly Threshold Performance Goals for such Performance Metric are exceeded.
d.Continued Employment. Except as set forth below, (i) to earn a Quarterly Bonus for any Measurement Period or Annual Bonus at the end of the annual Measurement Period, Employee must remain employed by the Employer through the end of the applicable Measurement Period and (ii) Employee shall forfeit the right to any Quarterly Bonus for a Quarterly Measurement Period or Annual Bonus if his employment with the Employer terminates for any reason prior to the end of the applicable Measurement Period. Notwithstanding the foregoing, if Employee becomes a Good Leaver during a Measurement Period, he shall be entitled to a pro rata portion (based on the percentage of the quarterly or annual Measurement Period, as applicable, that Employee was employed by the Employer) of any Quarterly Bonus or Annual Bonus, as applicable, that would otherwise have been earned for such Measurement Period.
e.Performance Approval. Promptly after the end of each Measurement Period and as soon as quarterly financials are estimable, the Compensation Committee of the Board of Directors shall approve the degree to which the applicable Performance Goals have been achieved and the amount of Quarterly Bonus or Annual Bonus, as applicable, payable to Employee hereunder. Any Quarterly Bonus or Annual Bonus, as applicable, required to be paid under this Appendix A shall be paid in a one-time cash lump-sum payment by the Employer as soon as possible after the end of the applicable Measurement Period but in any event not more than 45 days after the end of such Measurement Period.
3.Performance Metrics. This Section 3 sets forth the percentage of Employee’s Target Bonus that will be earned based on the achievement of the Performance Goals set forth on Appendix B.
Performance Metrics and Goals

Payable if Quarterly Threshold Performance Metric Achieved:	0% of the Applicable Portion of Employee’s Target Bonus
Payable if Quarterly Target Performance Metric Achieved:	100% of the Applicable Portion of Employee’s Target Bonus
Payable if Cumulative Quarterly Target Performance Metric Achieved Year-to-Date Through End of Applicable Quarterly Measurement Period:*	100% of Applicable Portion of Employee’s aggregate Target Bonuses through the end of the applicable quarterly Measurement Period
Payable if Threshold Annual Performance Metric Achieved:	0% of the Applicable Portion of Employee’s aggregate Target Bonuses through the end of the annual Measurement Period
Payable if Target Annual Performance Metric Achieved:*	100% of the Applicable Portion of Employee’s aggregate Target Bonuses through the end of the annual Measurement Period
Payable if Maximum Annual Performance Metric Achieved:*	200% of the Applicable Portion of Employee’s aggregate Target Bonuses through the end of the annual Measurement Period
Applicable Portion Payable if Achievement is Between Performance Metrics:*	Calculated on the basis of straight-line interpolation

*	Reduced by amounts previously paid or payable for current and previous Measurement Periods. See Section 2(b) for description of cumulative calculations.

The following is a summary description of the Quarterly Threshold, Target and Maximum Cumulative Performance Metrics for informational purposes only, and is qualified entirely by reference to Appendix B, which sets forth the applicable Performance Metrics and Goals.

Performance Criteria	Threshold Performance Metric (0%)	Target Performance Metric (100%)	Maximum Performance Metric (200%)

Safety (50% of Target Bonus) ….	TRIR less than the best average annual TRIR of all four annual safety benchmarks for any year falling within the most recent three years compiled by IADC, OMSA, ISOA and IMCA	TRIR less than the best individual annual TRIR of any one of the four annual safety benchmarks for any year falling within the most recent three years compiled by IADC, OMSA, ISOA or IMCA	TRIR at least 10% better than the average of the Parent's three best annual TRIRs achieved in the last ten years
Revenue (50% of Target Bonus)…	Revenue equal to the greater of 80% of First Call’s consensus analyst (i) quarterly and (ii) cumulative year-to-date revenue estimates for fiscal 2019 as of February 22, 2019.	Revenue equal to the greater of 100% of First Call’s consensus analyst (i) quarterly and (ii) cumulative year-to-date revenue estimates for fiscal 2019 as of February 22, 2019.
Revenue equal to the greater of 100% of the Company’s (i) quarterly and (ii) cumulative year-to-date revenue budget for fiscal 2019 (rounded up to cover maximum payout potential) as of February 11, 2019.

4.Additional Incentive Bonus. In addition to the Quarterly Bonuses and Annual Bonus described above, the Employer shall have paid Employee a one-time cash lump-sum payment in the amount of one hundred percent (100%) of the Employee’s base salary as expressed in Appendix B (the “Additional Incentive Bonus”) on or before March 15, 2019. Employee agrees that in the event Employee’s employment is terminated prior to March 15, 2020 (the “Completion Date”), Employee will be required to repay to Employer within ten (10) days of such termination one hundred percent (100%) of the After-Tax Value of the Additional Incentive Bonus (as defined below); provided that if Employee is terminated as a result of being a Good Leaver before the Completion Date, Employee will not be required to repay any portion of the Additional Incentive Bonus. For purposes of this Section 4, “After-Tax Value of the Additional Incentive Bonus” means the aggregate amount of the 2019 Additional Incentive Bonus net of any taxes withheld by Employer in respect of the Additional Incentive Bonus.

ACKNOWLEDGED AND AGREED TO:

EMPLOYER
HORNBECK OFFSHORE OPERATORS, LLC

By:

Name:

EMPLOYEE

By:

Name:

ACKNOWLEDGED AND AGREED TO FOR
PURPOSES OF GUARANTEEING THE FINANCIAL
OBLIGATIONS OF EMPLOYER TO EMPLOYEE:

HORNBECK OFFSHORE SERVICES, INC.

By:

Name:

Title: